Exhibit 10.54

AGREEMENT FOR ACCELERATION AND/OR SEVERANCE

This agreement (this “Agreement”) is entered into as of the date signed by the last party to sign, as indicated below, between Cytori Therapeutics, Inc., a Delaware corporation (the “Company”) and Mark E. Saad (“Executive”), setting forth the following terms and conditions.

1.	Stock Option Acceleration.

Notwithstanding anything to the contrary in any stock option agreement, all then-unvested Company stock options held by Executive shall immediately and fully vest if (a) an Early Separation Trigger occurs (provided, that Executive may not exercise any such erstwhile-unvested options until the Acquisition is consummated and thereby proves that the separation really was an Early Separation Trigger), or (b) an Acquisition of the Company occurs and Executive is at that time still in the service of the Company.

2.	Severance Contingency; Definitions.

In the event of a Double Trigger, Executive (provided he timely executes and delivers a counterpart of an Agreement and General Release as set forth in Section 4 below) shall be entitled to the following severance, and no more: a lump sum equal to (a) 12 times his monthly base salary as of the Acquisition Agreement Date, plus (b) 12 times the indicated monthly COBRA premiums for medical and dental benefits for Executive and his eligible dependents (together the “Severance Payment”).  It is understood that the Severance Payment shall be subject to tax withholding as required by law.

An “Acquisition” shall include any merger, stock sale, or asset sale by which the Company (or all or substantially all of the Company’s assets or stock) is acquired, or any other transaction by which any person acquires beneficial ownership of more than 50% in interest of the Company’s voting securities, but in no event shall an issuance of securities by the Company for financing purposes be deemed an Acquisition by the issuee for purposes of this Agreement.  If his employment is continued by a successor or affiliate company after an Acquisition, Executive’s employment shall not be considered to have been terminated solely because his employer is no longer the Company; and where the context so suggests, the defined term “the Company” shall be deemed to include such successor or affiliate company.

The “Acquisition Agreement Date” means the first day on which the Company and the acquirer formally or informally agree on the terms of the acquisition.  Informal agreement need not be legally binding, and can be evidenced by such things as a letter of intent (even if legally non-binding) or taking steps, in reliance on the existence of an informal agreement, in contemplation of the consummation of the acquisition.

“Late Separation Trigger” means that a Forced Separation occurs during the first 12 months after an Acquisition of the Company.  “Early Separation Trigger” means that a Forced Separation occurs during the period between the Acquisition Agreement Date and the date of such Acquisition.  “Forced Separation” means the Company’s termination of Executive’s employment other than for Cause (as defined below) or Executive’s resignation due to (i.e., within 20 days after) Good Reason (as defined below).  “Acquisition Trigger” means that an Acquisition of the Company has been consummated.  “Double Trigger” means that both (a) a “Separation Trigger” (i.e., either an Early Separation Trigger or a Late Separation Trigger), and (b) the Acquisition Trigger, have occurred.

“Cause” shall be defined to mean:

(a) Extended disability (defined as the inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position for any 120 days within any continuous period of 150 days by reason of physical or mental illness or incapacity);

(b) Executive’s repudiation of his employment or of this Agreement;

(c) Executive’s conviction of (or plea of no contest with respect to) a felony, or of a misdemeanor involving moral turpitude, fraud, misappropriation or embezzlement;

(d) Executive’s demonstrable and documented fraud, misappropriation or embezzlement against the Company;

(e) Use of alcohol, drugs or any illegal substance in such a manner as to materially interfere with the performance of employment duties;

(f) Intentional, reckless or grossly negligent action which causes material harm to the Company, including any misappropriation or unauthorized use of the Company’s property or improper use or disclosure of confidential information (but excluding any good faith exercise of business judgment);

(g) Intentional failure to substantially perform material employment duties or directives (other than following resignation for Good Reason as defined below) if such failure has continued for 15 days after Executive has been notified in writing by the Company of the nature of the failure to perform (it being understood that the performance of material duties or directives is satisfied if Executive has reasonable attendance and makes good faith business efforts to perform his duties on behalf of the Company.  The Company may not terminate him for Cause based solely upon the operating performance of the Company); or

(h) Chronic absence from work for reasons other than illness, permitted vacation or resignation for Good Reason as defined below.

“Good Reason” shall be defined to mean:

(a) The Company’s material breach of its obligation to pay Executive the compensation earned for any past service (at the rate which had been stated to be in effect for such period of service); or

(b) (A) a change in his position with the Company (or successor, affiliate, parent or subsidiary of the Company employing him) which materially reduces his duties and responsibilities as to the business conducted by the Company as of the Acquisition Agreement Date, (B) a reduction in his level of compensation (including base salary, fringe benefits (except as such reduction applies to all employees generally) and target bonus, but excluding stock-based compensation) by more than 15% or (C) a relocation of his place of employment by more than 30 miles, provided and only if such change, reduction or relocation is effected by the Company without his consent.

(c)  Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacity due to physical or mental illness.  Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein; provided, that the 20-day requirement imposed in the definition of “Forced Separation” shall apply notwithstanding this sentence.

3.	Other Termination.

For the avoidance of doubt, in the event Executive’s employment is terminated for Cause or due to his death or disability or he resigns without Good Reason, or in the event that in any period other than the 12 months following an Acquisition of the Company (or between the Acquisition Agreement Date and the date of such Acquisition), his employment terminates for any reason, he shall not be entitled to receive the Severance Payment.

4.	General Release.

Executive’s entitlement to the Severance Payment is further expressly conditioned upon his execution and delivery to the Company, within 30 days after the occurrence of the second to occur of the Acquisition Trigger and the Separation Trigger, of a counterpart of an Agreement and General Release in the form of the Attachment hereto.  The Company shall be required to pay the Severance Payment within 10 business days after such execution and delivery.

5.	At-Will Employment.

Executive expressly acknowledges that nothing in this Agreement gives him any right to continue his employment with the Company for any period of time, nor does this Agreement interfere in any way with his right or the Company's right to terminate that employment at any time, for any reason, with or without cause.

6.	Dispute Resolution.

Any and all controversies between the parties regarding the interpretation or application of this Agreement, together with the Attachment hereto, shall be, upon the written request of either party, served on the other, be submitted to final and binding arbitration pursuant to the non-union employment arbitration rules of the American Arbitration Association (AAA) then in effect.  Any such arbitration shall be conducted before a single neutral arbitrator selected either by agreement of the parties or through selection from a panel appointed by AAA.  Neither side shall withhold their agreement to participate in said arbitration and to the extent either side is required to file a petition to compel, the prevailing party should be awarded their attorneys fees. The arbitration shall be held in San Diego County, unless otherwise mutually agreed by the parties.  The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based.  The Company shall bear the costs with respect to the payment of any filing fees or arbitration costs.

7.	Miscellaneous.

This Agreement, together with the Attachment hereto, shall be governed by and construed under the laws of the State of California (as it applies to agreements between California residents, entered into and to be performed entirely within California), and constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior or contemporaneous written or oral agreements with respect to such subject matter, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.  The parties acknowledge that each of them retains the right to terminate their employment relationship, at any time and for any or no reason, without liability except as provided by law and except as expressly provided herein.

MARK E. SAAD
/s/ Mark E. Saad	Dated: January 31, 2008

CYTORI THERAPEUTICS, INC.

By: /s/ Christopher J. Calhoun	Dated: January 31, 2008

ATTACHMENT I

Agreement and General Release

For good and valuable consideration, rendered to resolve and settle finally, fully, and completely all matters that now or may exist between them, the parties below enter this Agreement and General Release (“Agreement”).

1.           Parties.  The parties to this Agreement are Mark E. Saad, for himself and his heirs, legatees, executors, representatives, administrators, spouse, family and assigns (hereinafter referred to collectively as “Executive”) and Cytori Therapeutics, Inc., for itself and its successors and assigns and its and their subsidiaries, affiliates, parents, and related companies (hereinafter referred to collectively as the “Company”).

2.           Separation from Employment.  Executive acknowledges and agrees that his employment with the Company has ended and that a Double Trigger has occurred pursuant to the Agreement for Acceleration and/or Severance dated ________, 2007 (the “Severance Agreement”).

3.           Severance Payment.  As consideration for the promises and covenants of Executive set forth in this Agreement, the Company agrees to provide him with the Severance Payment in the gross amount required by the Severance Agreement, less applicable withholding taxes, in a lump sum.  This Severance Payment shall be delivered to Executive within 10 business days following the Company's receipt of a counterpart of this original Agreement signed and dated by Executive.

4.           No Other Payments Due.  Executive acknowledges and agrees that he has received all amounts due to him, and that the only further payment to which he will be entitled from the Company, assuming he signs this Agreement, will be (a) the Severance Payment to be provided under Paragraph 3 above, (b) any expense reimbursements for pre-Separation-Trigger for which he has previously submitted requests in accordance with the Company’s written policies and which are validly reimbursable under the Company’s written policies, and (c) base salary and vacation pay accrued before the Separation Trigger as reflected on the Company’s books in accordance with the Company’s written policies.

5.           Release of Claims By Executive.   As consideration for the promises and covenants of the Company set forth in this Agreement, Executive hereby fully and forever releases and discharges the Company and its future current and former owners, shareholders, agents, employee benefit plans, representatives, employees, attorneys, officers, directors, business partners, successors, predecessors, related companies, and assigns (hereinafter collectively called the “Released Parties”), from all claims and causes of action, whether known or unknown, including but not limited to those arising out of or relating in any way to Executive’s employment with the Company, including the termination of his employment, based on any acts or events occurring up until the date of Executive’s signature below.  Executive understands and agrees that this Release is a full and complete waiver of all claims, including, but not limited to, any claims with respect to Executive’s entitlement to any wages, bonuses, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, emotional distress; any claims under Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as related to severance benefits, the California Fair Employment and Housing Act, California Government Code § 12900 et seq., the California Labor Code, the California Business & Professions Code, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1991; and any claims under any other federal, state, and local laws and regulations.  This Agreement does not release claims that cannot be released as a matter of law, including, but not limited to, claims under Division 3, Article 2 of the California Labor Code (which includes indemnification rights); any claims expressly preserved under Paragraph 3 above; and any claims pursuant to any agreements expressly preserved under Paragraph 8 below.

6.           Outstanding Claims.  As further consideration and inducement for this Agreement, Executive represents that he has not filed or otherwise pursued any charges, complaints or claims of any nature which are in any way pending against the Company or any of the Released Parties with any court or arbitration forum with respect to any matter covered by this Agreement and that, to the extent permitted by law, he agrees he will not do so in the future.  Executive further represents that, with respect to any charge, complaint or claim he has filed or otherwise pursued or will file or otherwise pursue in the future with any state or federal agency against the Company or any of the Released Parties, he will forgo any monetary damages, including but not limited to compensatory damages, punitive damages, and attorneys’ fees, to which he may otherwise be entitled in connection with said charge, complaint or claim.  Nothing in this Agreement shall limit Executive’s right to file a charge, complaint or claim with any state or federal agency or to participate or cooperate in such matters.

7.           Civil Code 1542 Waiver.  As a further consideration and inducement for this Agreement, Executive hereby waives any and all rights under Section 1542 of the California Civil Code or any other similar state, local, or federal law, statute, rule, order or regulation or common-law principle he may have with respect to the Company and any of the Released Parties.

Section 1542 provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages as well as those that are now disclosed.

8.           Survival.  Any written stock option agreement, indemnification agreement and any confidential information/proprietary information/and-or invention assignment agreement between the Company and Executive shall survive this Agreement in accordance with their express written terms.  Any such stock option agreement shall be applied in accordance with its express written terms as to the effects of the fact that Executive’s service has ceased.

9.           Company Property.  To the extent he has not already done so, Executive agrees to forthwith return to the Company all of his keys and security cards to Company premises, and his Company credit card, and all other property in his possession which belongs to the Company.  Executive specifically promises and agrees that he shall not retain copies of any Company (or Company customer or patient) documents or files (either paper or electronic).

10.           No Rush Toward Agreement; Revocation Period.  Executive understands that he has the right to consult with an attorney before signing this Agreement.  Executive also understands that he is allowed 21 calendar days after receipt of this Agreement within which to review and consider it and decide to execute or not execute it.  Executive also understands that for a period of 7 calendar days after signing this Agreement, he may revoke this Agreement by delivering to the Company, within said 7 calendar days, a letter stating that he is revoking it.

11.           No Admission of Liability.  By entering into this Agreement, the Company and all Released Parties do not admit any liability whatsoever to Executive or to any other person arising out of claims heretofore or hereafter asserted by him, and the Company, for itself and all Released Parties, expressly denies any and all such liability.

12.           Joint Participation In Preparation Of Agreement.  The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and redraft this Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

13.           Choice of Law.  The parties agree that California law shall govern the validity, effect, and interpretation of this Agreement.

14.           Entire Agreement.  This Agreement constitutes the complete understanding between Executive and the Company and supersedes any and all prior agreements, promises, representations, or inducements, no matter its or their form, concerning its subject matter, but with the exception of any agreements expressly preserved under Paragraph 8 above, which remain in full force and effect to the extent not inconsistent with this Agreement.  No promises or agreements made after the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties.  Should any of the provisions of this Agreement be found unenforceable or invalid by a court or government agency of competent jurisdiction, the remainder of this Agreement shall, to the fullest extent permitted by applicable law, remain in full force and effect.

16.           Nondisparagement. The parties agree that each will use its reasonable best efforts to not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of Executive (in the case of the Company) or the Company or any of the other Released Parties (in the case of Executive).

17.           Voluntary Decision.  Executive hereby acknowledges that he has read and understands the foregoing Agreement and that he signs it voluntarily and without coercion.

Dated: ___________________         MARK E. SAAD

______________________________________

Dated: ___________________        CYTORI THERAPEUTICS, INC.

By ___________________________________